UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013

COMMUNITYONE BANCORP
(Exact name of registrant as specified in its charter)

North Carolina	000-13823	56-1456589

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1017 East Morehead Street, Charlotte North Carolina 28204
(Address of principal executive offices)

Registrant's telephone number, including area code: (336) 626-8300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02       Termination of a Material Definitive Agreement

On November 5, 2013, the Federal Reserve Bank of Richmond (“FRBR”) terminated its Written Agreement with CommunityOne Bancorp, Charlotte, North Carolina (“Company”). The Federal Reserve is the primary federal regulator for the Company.
The Written Agreement, which had been entered into on October 21, 2010, had required, among other things, that the Company use its financial and managerial resources to serve as a source of strength to the Company’s primary bank subsidiary, CommunityOne Bank, N.A., Asheboro, North Carolina (“Bank”). The Company also had agreed not to declare or pay any dividends, take any dividends or other form of payment representing a reduction in capital from the Bank, make any distributions of interest, principal or other amounts on subordinated debentures or trust preferred securities or incur, increase or guarantee any debt, or repurchase or redeem shares of stock without the prior written approval of the FRBR and the Director of the Division of Banking Supervision and Regulation of the Federal Reserve. The Company also had been required to submit to the FRBR a written plan to maintain sufficient capital at the Company on a consolidated basis. The Order had been attached as Exhibit 10.1 to the Form 8-K filed with the Securities and Exchange Commission on October 26, 2010. The OCC had terminated its enforcement order with the Bank on June 10, 2013.
With the termination of the Written Agreement, the Company and the Bank are no longer subject to any formal supervisory orders. However the Company continues to have restrictions on its ability to declare or pay dividends, distribute interest, principal or other amounts on its trust preferred securities, incur, increase or guarantee any debt, or repurchase or redeem any shares of stock.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 8, 2013	COMMUNITYONE BANCORP
(Date)	(Registrant)

/s/ David L. Nielsen
David L. Nielsen
Chief Financial Officer